Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Declares Quarterly Cash Dividend
of $0.09 per Share

Sarasota, FL, December 16, 2019 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share.

The dividend will be payable on January 20, 2020 to stockholders of record as of January 5, 2020.

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within the Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, products provide functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. The Company’s Electronics segment is an international leader in complete, fully-tailored display and control solutions for engines, engine-driven equipment and specialty vehicles. Its broad range of display, controls and instrumentation are complemented by its extensive application expertise and unparalleled depth of software, embedded programming, hardware and sustaining engineering teams.  The segment’s expertise allows it to deliver maximum results for its customers and their applications with the state-of-the-art solutions that are extremely rugged and reliable while being east to use and integrate. This technology is referred to as Electronic Controls (“EC”). Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200